EXHIBIT 99.1
For Immediate Release
ROCKY MOUNTAIN CHOCOLATE FACTORY, INC. REPORTS
FY2009 REVENUES AND EARNINGS
COMPANY DECLARES FIRST QUARTER CASH DIVIDEND OF $0.10 PER SHARE
DURANGO, Colorado (May 19, 2009)—Rocky Mountain Chocolate Factory, Inc. (NASDAQ Global Market: “RMCF”), which franchises gourmet chocolate and confection stores and manufactures an extensive line of premium chocolates and other confectionery products, today reported its operating results for the quarter and fiscal year ended February 28, 2009.
For the fiscal year ended February 28, 2009 (FY2009), total revenues declined 10.5 percent to approximately $28.6 million, compared with approximately $31.9 million in the fiscal year ended February 29, 2008 (FY2008). Same-store sales at franchised retail units decreased 5.4 percent during FY2009, when compared with the previous fiscal year. The decline in same-store sales is believed to be due to the global economic recession that significantly impacted retailing, in general, and regional shopping mall customer traffic, in particular, throughout the United States during all of the fiscal year ended February 28, 2009. Same-store pounds of products purchased by franchisees from the Company’s factory decreased approximately 15 percent in FY2009, primarily due to a product mix shift from factory-made products to products made in the stores, such as caramel apples and fudge, along with the decline in same-store retail sales. The Company believes the decline in same store pounds purchased over and above the decline related to decreased same store sales is primarily a result of the United States recession and the resulting financial pressure the recession has created for our system of franchised owned stores.
Total sales at all franchised and Company-owned stores approximated $112.3 million in the fiscal year ended February 28, 2009, versus approximately $113.3 million in system-wide sales during FY2008.
Net earnings declined 25.0 percent to $3,719,000 in FY2009, versus $4,961,000 in the previous fiscal year. Basic earnings per share declined 20.5 percent to $0.62 in the most recent fiscal year, compared with $0.78 in the previous fiscal year. Diluted earnings per share decreased 21.1 percent to $0.60 in FY2009, compared with $0.76 in the year ended February 29, 2008.
For the three months ended February 28, 2009, revenues decreased 6.5 percent to approximately $7.7 million, compared with approximately $8.3 million in the fourth quarter of the previous fiscal year. Same-store sales at franchised retail locations declined 10.0 percent, while same-store pounds of factory products purchased by franchisees decreased approximately 15 percent, when compared with the quarter ended February 28, 2008.
The Company reported net income of $1,040,000 in the fourth quarter of FY2009, which represented a decrease of 21.9 percent when compared with the fourth quarter of FY2008. Basic earnings per share declined 19.0 percent to $0.17 (vs. $0.21), while diluted earnings per share declined 19.0 percent to $0.17 (vs. $0.21), when compared with the year-earlier quarter.
“While the onset of an economic recession resulted in a disappointing financial performance in Fiscal 2009 relative to the sales and earnings growth we have reported in recent years, I am pleased to report that we fared better than many retailers with a significant presence in regional shopping malls,” stated Bryan Merryman, Chief Operating Officer and Chief Financial Officer at Rocky Mountain Chocolate Factory, Inc. “Despite significant reductions in customer traffic at most shopping malls during the second half of the fiscal year, our system-wide sales declined less than 1.0 percent in the fiscal year ended February 28, 2009. While net income fell approximately 25 percent from the previous year’s record levels, the Company managed to generate an after-tax return on beginning shareholders’ equity of approximately 32 percent in Fiscal 2009 — an achievement that would be envied by most public companies even during periods of strong economic growth.”
“We increased the amount of cash on our debt-free balance sheet by 86% to over $1.2 million during Fiscal 2009, after paying out $2.4 million in cash dividends, and our annualized dividend rate of $0.40 per share provides a current yield of 4.7% to our shareholders based on yesterday’s closing stock price of $8.55,” continued Merryman. “In summary, while our Company is certainly not immune to a deterioration in macro-economic trends, we believe that our business model served our shareholders well last year. While Fiscal 2010 may continue to be challenging for retailers, we are taking steps to strengthen our franchise network and expect to emerge from the worst economic recession in 75 years well-positioned to pursue our long-term growth strategy.”
“Franchisee/licensees opened 36 new stores, while 34 franchised stores closed during Fiscal 2009, resulting in a net gain of 2 franchise/licensed locations for the fiscal year. This increased the total number of Rocky Mountain Chocolate Factory locations in operation to 334 as of February 28, 2009, including four co-branded Cold Stone Creamery stores. We expect new franchised store openings to decline in Fiscal 2010 from last year’s levels, primarily due to the difficulty that small business owners, including many of our franchisees, have encountered due to reduced bank lending throughout the United States.”
“One particularly bright aspect of our operations in recent months involves the new co-branding relationship between Rocky Mountain Chocolate Factory and Cold Stone Creamery. The four ‘test’ stores have performed exceptionally well since they were co-branded, and the two companies recently agreed to move beyond the ‘test’ stage. Along with Cold Stone Creamery management, we are evaluating several hundred store locations that could be candidates for co-branding over the next several years, and we believe this partnership has the potential to play a significant role in our overall growth strategy, particularly in smaller cities and local markets,” concluded Merryman.
The Company also announced that its Board of Directors has approved a first quarter cash dividend of $0.10 per share, to be paid June 12, 2009 to shareholders of record June 1, 2009.
The Company will host a conference call today, Tuesday, May 19, 2009, at 4:15 p.m. EDT to discuss FY2009 results and other topics of interest. To participate in the conference call, please dial 800-860-2442 (international/local participants dial 412-858-4600) approximately five minutes prior to 4:15 p.m. EDT and ask to be connected to the “Rocky Mountain Chocolate Factory Conference Call”. A replay of the conference call will be available one hour after completion of the call until May 26, 2009 at 5:00 pm EDT by dialing 877-344-7529 (international/local participants dial 412-317-0088) and entering conference I.D. # 430318.
Rocky Mountain Chocolate Factory, Inc., headquartered in Durango, Colorado, is an international franchiser of gourmet chocolate and confection stores and a manufacturer of an extensive line of premium chocolates and other confectionery products. The Company’s common stock is listed on The Nasdaq Market under the symbol “RMCF”.
Certain statements in this press release are “forward-looking statements” within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934. These statements involve risks and uncertainties, and the Company undertakes no obligation to update any forward-looking information. Risks and uncertainties that could cause cash flows to decrease or actual results to differ materially include, without limitation, seasonality, consumer interest in the Company’s products, general economic conditions, consumer and retail trends, costs and availability of raw materials, competition, the success of the Company’s test with Cold Stone Creamery Brands to test co-branded stores and other risks. Readers are referred to the Company’s periodic reports filed with the SEC, specifically the most recent reports which identify important risk factors that could cause actual results to differ from those contained in the forward-looking statements. The information contained in this press release is a statement of the Company’s present intentions, beliefs or expectations and is based upon, among other things, the existing business environment, industry conditions, market conditions and prices, the economy in general and the Company’s assumptions. The Company may change its intentions, beliefs or expectations at any time and without notice, based upon any changes in such factors, in its assumptions or otherwise. The cautionary statements contained or referred to in this press release should be considered in connection with any subsequent written or oral forward-looking statements that the Company or persons acting on its behalf may issue.
For Further Information, Contact Bryan J. Merryman COO/CFO (970) 259-0554

STORE INFORMATION

	New stores opened
	during the year ended	Stores open as of
	February 28, 2009	February 28, 2009

United States:
Franchised Stores	36	276
Company-owned Stores	0	7
Cold Stone Creamery	4	4
International Licensed Stores	7	47

Total	46	334

STATEMENTS OF INCOME
(in thousands, except per share data)

	Three Months Ended February 28 and 29		Three Months Ended February 28 and 29
	2009	2008	2009	2008
Revenues
Factory sales	$5,546	$5,971	71.6%	72.1%
Royalty and marketing fees	1,435	1,564	18.5%	18.9%
Franchise fees	61	173	0.8%	2.1%
Retail sales	703	577	9.1%	6.9%
Total revenues	7,745	8,285	100.0%	100.0%

Costs and Expenses
Cost of sales	4,096	4,339	52.9%	52.4%
Franchise costs	465	315	6.0%	3.8%
Sales and marketing	405	427	5.2%	5.2%
General and administrative	704	615	9.1%	7.4%
Retail operating	395	259	5.1%	3.1%
Depreciation and amortization	177	198	2.3%	2.4%
Total costs and expenses	6,242	6,153	80.6%	74.3%

Income from Operations	1,503	2,132	19.4%	25.7%

Other Income (Expense)
Interest expense	(2)	(2)	—	—
Interest income	4	19	0.1%	0.2%
Other, net	2	17	0.1%	0.2%

Income Before Income Taxes	1,505	2,149	19.5%	25.9%

Provision for Income Taxes	465	819	6.0%	9.9%

Net Income	$1,040	$1,330	13.5%	16.0%

Basic Earnings per Common Share	$0.17	$0.21

Diluted Earnings per Common Share	$0.17	$0.21

Weighted Average Common Shares Outstanding	5,987,415	6,240,125
Dilutive Effect of Employee Stock Options	196,037	142,436
Weighted Average Common Shares Outstanding, Assuming Dilution	6,183,451	6,382,561

STATEMENTS OF INCOME
(in thousands, except per share data)

	Year ended February 28 and 29		Year ended February 28 and 29
	2009	2008	2009	2008
Revenues
Factory sales	$20,572	$23,758	72.1%	74.5%
Royalty and marketing fees	5,627	5,697	19.7%	17.9%
Franchise fees	459	623	1.6%	2.0%
Retail sales	1,881	1,800	6.6%	5.6%
Total revenues	28,539	31,878	100.0%	100.0%

Costs and Expenses
Cost of sales	15,077	16,678	52.8%	52.3%
Franchise costs	1,719	1,499	6.0%	4.7%
Sales and marketing	1,495	1,503	5.2%	4.7%
General and administrative	2,562	2,506	9.0%	7.9%
Retail operating	1,108	995	3.9%	3.1%
Depreciation and amortization	758	783	2.7%	2.5%
Total costs and expenses	22,719	23,964	79.6%	75.2%

Income from Operations	5,820	7,914	20.4%	24.8%

Other Income (Expense)
Interest expense	(16)	(2)	-0.1%	—%
Interest income	21	103	0.1%	0.3%
Other, net	5	101	0.0%	0.3%

Income Before Income Taxes	5,825	8,015	20.4%	25.1%

Provision for Income Taxes	2,106	3,054	7.4%	9.6%

Net Income	$3,719	$4,961	13.0%	15.5%

Basic Earnings per Common Share	$0.62	$0.78
Diluted Earnings per Common Share	$0.60	$0.76

Weighted Average Common Shares Outstanding	5,984,719	6,341,286
Dilutive Effect of Employee Stock Options	172,265	159,386
Weighted Average Common Shares Outstanding, Assuming Dilution	6,157,056	6,500,672
SELECTED BALANCE SHEET DATA
(in thousands)

	February 28, 2009	February 29, 2008

Current Assets	$10,142	$8,963
Total assets	$16,841	$16,148
Current Liabilities	$2,771	$3,811
Stockholders’ Equity	$13,242	$11,655